Exhibit 16.1

April 11, 2022

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read the comments made regarding us in Item 4.01(a) of Form 8-K of Blue Foundry Bancorp dated April 7, 2022 and agree with those statements. We are not able to agree or disagree with the statements made in Item 4.01(b).

Crowe LLP

cc:	J. Christopher Ely
Audit Committee Chairman
Blue Foundry Bancorp